Exhibit 99.1

Popular Announces Entry into $400 Million Accelerated Share Repurchase Agreement

SAN JUAN, Puerto Rico – March 1, 2022 – Popular, Inc. (“Popular” or the “Corporation”) (NASDAQ: BPOP) announced today that on February 28, 2022 it entered into an accelerated share repurchase agreement (the “ASR Agreement”) to repurchase an aggregate of $400 million of Popular’s common stock. Popular previously disclosed in a press release on January 12, 2022 its plan to repurchase up to $500 million of its common stock as part of its planned capital actions for 2022.

Under the terms of the ASR Agreement, on March 2, 2022 the Corporation will make an initial payment of $400 million and receive an initial delivery of 3,483,942 shares of Popular’s Common Stock (the “Initial Shares”).

The transaction will be accounted for as a treasury stock transaction. Furthermore, as a result of the receipt of the Initial Shares, the Corporation will recognize in shareholders’ equity approximately $320 million in treasury stock and $80 million as a reduction of capital surplus. Upon the final settlement of the ASR Agreement, the Corporation expects to further adjust its treasury stock and capital surplus accounts to reflect the final delivery or receipt of cash or shares, which will depend on the volume-weighted average price of the Corporation’s common stock during the term of the ASR Agreement, less a discount. The final settlement of the ASR Agreement is expected to occur no later than the third quarter of 2022.

Popular expects to execute during the remainder of the year, in the open market or in privately negotiated transactions, the remaining $100 million in common stock repurchases contemplated as part of the Corporation’s 2022 capital actions announced in January 2022. The timing and exact amount of such additional repurchases will be subject to various factors, including market conditions and the Corporation’s capital position and financial performance.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on the current expectations of Popular’s management and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include, without limitation, the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings, new accounting standards on the Corporation’s financial condition and results of operations, the scope and duration of the COVID-19 pandemic (including the appearance of new strains of the virus), actions taken by governmental authorities in response thereto, and the direct and indirect impact of the pandemic on the Corporation, our customers, service providers and third parties. Other factors include Popular’s planned acquisition of certain information technology and related assets currently used by EVERTEC, Inc. to service certain of Banco Popular de Puerto Rico’s key channels, as well as the planned entry into amended and restated commercial agreements and the sale or conversion into non-voting of Popular’s ownership stake in Evertec (the “Transaction”), the length of time necessary for Popular to consummate the Transaction; the ability to satisfy the conditions to the closing thereof; the receipt of any regulatory approvals necessary to effect the Transaction and the contemplated return to shareholders of net gains resulting from a sale of Evertec shares effected in connection with the consummation of the Transaction; the ability to successfully transition and integrate the assets acquired as part of the Transaction, as well as related operations, employees and third party contractors, unexpected costs, including, without limitation, costs due to exposure to any unrecorded liabilities or issues not identified during the due diligence investigation of the Transaction or that are not subject to indemnification or reimbursement by Evertec; risks that Popular may be affected by operational and other risks arising from the acquisition of the acquired assets, including the transition and integration thereof, or by adverse effects on relationships with customers, employees and service providers and business and other risks arising from the extension of Popular’s current commercial agreements with EVERTEC, Inc., as well as the sale or conversion of Evertec, Inc. shares owned by Popular. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect Popular’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2020 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, and in our Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the Securities and Exchange Commission. Our filings are available on Popular’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). Popular assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com

Financial (English): P-EN-FIN